Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Place of Incorporation

HeZhong International (Hong Kong) Limited	Hong Kong
Shenzhen Helizhong Enterprise Consulting Co., Ltd.	PRC

Variable Interest Entity	Place of Incorporation

Shezhen HeZhong Fortune Finance and Investment Management Co., Ltd	PRC